Exhibit n.11

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Stockholders and Board of Directors

Solar Capital Ltd.:

We have audited and reported separately herein on the consolidated financial statements of Solar Capital Ltd. (and subsidiaries) (the Company) as of December 31, 2017 and 2016 and for each of the years in the three-year period ended December 31, 2017.

The senior securities table included in Form N-2, under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.

(signed) KPMG LLP

New York, New York

March 14, 2018